OPINION OF TENZER GREENBLATT LLP




                                    October 31, 1996



Excalibur Technologies Corporation
1921 Gallows Road, Suite 200
Vienna, VA  22182


Dear Sirs:

            We are acting as counsel to Excalibur Technologies Corporation (the "Company") in connection with the Registration Statement on Form S-8, to be filed on or about November 1, 1996 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering 1,250,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), which are being offered pursuant to certain compensation plans of the Company.

            We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed ore reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

            Based upon the  foregoing,  we are of the opinion that upon issuance
the  Shares  will  have  been  validly   issued  and  fully  paid  and  will  be
non-assessable shares of Common Stock of the Company.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                      TENZER GREENBLATT LLP